Exhibit 10.1

MYREXIS, INC.

Separation and Consulting Agreement

THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”), by and between Myrexis, Inc., a Delaware corporation (the “Company”) and Robert J. Lollini (the “Executive”) is made as of May 11, 2012.

WHEREAS, the Company and the Executive have entered into a certain Executive Severance and Change in Control Agreement, dated February 1, 2010, as amended on September 9, 2011 (the “Severance Agreement”);

WHEREAS, the parties hereto have mutually agreed that it is in their respective best interests to allow for the Executive to separate from the Company and that such separation is not for any Cause attributable to the Executive;

WHEREAS, as provided in the Severance Agreement, as a condition to the receipt of the payments and benefits contained therein and in return for the Executive’s execution of the general release of claims against the Company and its affiliates attached hereto as Exhibit A (the “General Release”), the Company agrees to pay to the Executive at the time and in the amounts as provided in Section 4.2(a) of the Severance Agreement, which amounts are set forth herein;

WHEREAS, in addition, the Company is also willing to provide additional compensation to the Executive in the form of continued vesting of certain stock options and restricted stock units as provided herein and the extension of the expiration date of stock options, in return for the Executive’s execution of the General Release and certain additional agreements by the Executive, including the Executive’s agreement to provide consulting services to the Company as set forth herein;

WHEREAS, the Company and the Executive desire to enter into a formal agreement to ensure that such separation proceeds in an organized and efficient fashion; and

WHEREAS, this Agreement shall become effective following the expiration of the seven (7) day revocation period described in Section 11 of the General Release.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Separation of Employment; Resignation from Board. The parties acknowledge and agree that the Executive will resign from his positions as Chief Executive Officer and President of the Company and his employment with the Company will end effective upon the opening of business on May 11, 2012 (the “Separation Date”). The Executive further acknowledges and agrees that, pursuant to the Executive’s separation, the Executive will resign from his position as a member of the Company’s Board of Directors as of the close of business on November 15, 2012 (the “Board Resignation Date”), by executing the letter of resignation attached as Exhibit B hereto. The parties acknowledge and agree that from and after the Separation Date, the Executive shall have no authority, and shall not represent himself, as an officer or employee of the Company, and from and after the Board Resignation Date, as a director and agent of the Company.

2. Separation Benefit. In exchange for the mutual covenants set forth in this Agreement, the Company shall provide the Executive with the following pursuant to Section 4.2(a) of the Severance Agreement (together, the “Separation Benefit”):

(a) Lump-Sum Payment. Within thirty (30) days following the Separation Date, the Company shall provide the Executive with a lump sum payment, less all applicable federal, state, local and other employment-related deductions, equal to the total of:

(i) one (1) times the Executive’s gross annual base salary as of the Separation Date (i.e., a total of $395,000);

(ii) one (1) times the Executive’s current fiscal year target bonus amount (i.e., a total of $197,500); and

(iii) $181,041.66, representing eleven (11) months accrual of the Executive’s current fiscal year target bonus amount.

(b) Payment of Company Share of COBRA Premiums. In the event that the Executive chooses to exercise the Executive’s right under COBRA1 to continue the Executive’s participation in the Company’s health and dental insurance plan and makes all timely and proper elections with respect to same under COBRA, the Company shall pay a percentage of the costs equal to the percentage of the costs currently paid by the Company for active employees for the same health and dental insurance coverage the Executive and Executive’s dependent(s) had as of the Separation Date for a period of twelve (12) months, to the same extent that such insurance is provided to persons then currently employed by the Company. The Executive’s co-pay, if any, shall be paid by the Executive directly to the Company’s insurer or third party COBRA administrator within seven (7) days of receipt of notice of such payment due or as scheduled under the COBRA notice. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date the Executive becomes eligible to receive substantially similar health and dental insurance benefits and on substantially similar terms through any other employer of the Executive, and the Executive agrees to provide the Company with written notice immediately upon becoming eligible for such benefits. The Executive’s acceptance of any payment on the Executive’s behalf or coverage provided hereunder shall be an express representation to the Company that the Executive has no such eligibility under another employer’s group health and dental plan. Executive will be mailed a COBRA packet at Executive’s last known address. Such packet will contain additional information about Executive’s COBRA rights and responsibilities.

(c) Acknowledgement of Amounts Owed and Waiver of Notice under Severance Agreement. The parties acknowledge and agree that the Separation Benefit is owed to the Executive under the Severance Agreement. The Executive further acknowledges and agrees that except for: (i) the Separation Benefit, (ii) the Executive’s final wages and accrued but unused

[1]	“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Regardless of whether the Executive signs this Agreement, the Executive shall have the right to elect to continue the Executive’s healthcare benefits pursuant to the terms and conditions of COBRA. The Executive’s eligibility for benefits under COBRA, the amount of such benefits, and the terms and conditions of such benefits, shall be determined by COBRA statutory and regulatory guidelines.

vacation (which shall be paid in accordance with the Company’s regular payroll practices and applicable law), (iii) the reimbursement of any properly and timely documented expenses incurred by the Executive on the Company’s behalf through the Separation Date, pursuant to the Company’s standard expense reimbursement policy, (iv) the contribution by the Company if allowed under the Company’s 401(k) plan, to the extent not already made as of the Separation Date, of a pro rata portion of the Company’s matching contribution pursuant to the Company’s 401(k) plan, and (v) the Executive’s equity vesting as described in Section 3 below, the Executive shall not be entitled to any other compensation or payment from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off, stock, stock options, or any other form of equity, compensation or benefit. In addition, the Executive waives any notice provisions contained in the Severance Agreement.

3. Equity. The terms and conditions of the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan (the “Equity Incentive Plan”) and any agreements executed by the Company or the Executive pursuant thereto (together, the “Equity Award Agreements”), are incorporated herein by reference and shall survive the signing of this Agreement, as modified herein. In exchange for the mutual covenants set forth in this Agreement, the Equity Award Agreements shall be modified as follows:

(a) vesting shall continue pursuant to all Equity Award Agreements until the Board Resignation Date, provided that the Executive has not breached this Agreement in any material respect;

(b) vesting pursuant to the stock option grant dated September 22, 2011, in the amount of 300,000 shares shall be accelerated such that as of the Board Resignation Date, options for 75,000 additional shares shall be vested and exercisable, provided that the Executive has not breached this Agreement in any material respect;

(c) the portion of each equity award that is not vested pursuant to the applicable Equity Award Agreement as of the Separation Date and that will not vest pursuant to (a) or (b) above, shall be terminated as of the Separation Date, and

(d) all options under the Equity Award Agreements, to the extent vested as of the Board Resignation Date, shall continue to be exercisable until November 15, 2013, provided that the Executive has not breached this Agreement in any material respect.

For avoidance of doubt, the equity outstanding and vested as of the Separation Date and the equity which will vest from the Separation Date to the Board Resignation Date are set forth on Exhibit C hereto. The parties acknowledge and agree that other than the vesting of the equity as provided for in this Section 3 and detailed on Exhibit C, the Executive shall not have any right to vest in any additional stock or stock options or other equity-based awards under the Equity Incentive Plan, Equity Award Agreements or any other Company stock, stock option plan, or equity-based plan (of whatever name or kind) that the Executive may have participated in or was eligible to participate in during the Executive’s employment or consulting term, and he shall not be eligible to receive any compensation, including but not limited to equity under any non-employee director compensation policy of the Company while continuing as a director. The Company shall reimburse the Executive for any properly and timely documented out-of-pocket expenses incurred by the Executive in performing his duties as a director, consistent with the Company’s standard expense reimbursement policy for non-employee directors.

4. Consulting Services. The Executive agrees that between the Separation Date and the Board Resignation Date, upon the Company’s request the Executive shall perform the following consulting services on behalf of the Company, as such services may pertain to any matter or event relating to the Executive’s employment or events that occurred during the Executive’s employment, including, without limitation: (a) cooperating in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company (including any claims or actions against its affiliates and its and their officers and employees); (b) being available to meet with the Company regarding matters in which the Executive has been involved (including but not limited to contract matters and audits); (c) preparing for, attending and participating in any legal proceeding (including but not limited to depositions, consultation, discovery, trial, acting as a witness, and providing affidavits); (d) assisting with any audit, inspection, proceeding or other inquiry; (e) using reasonable efforts in transferring the Executive’s work knowledge to the Company (including but not limited to providing a description of the Executive’s job functions and any information required to perform the same, such as contact information, passwords, scheduling requirements, deadlines and the like); (f) continuing to wind up the Company’s relationship with Epicept, Inc.; (g) continuing to oversee and assist in the transition of the Company’s various operating activities; and (h) providing such additional information and services regarding the Company’s business as the senior management of the Company or the Board may reasonably request. The Executive further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Company, the Executive shall promptly notify the Company pursuant to Section 7(a). The parties acknowledge and agree that the Executive shall not be required to perform more than twenty (20) hours of consulting services per week during the consulting term. The parties further acknowledge and agree that the Company shall reimburse the Executive for any properly and timely documented out-of-pocket expenses incurred by the Executive in rendering the foregoing consulting services, consistent with the Company’s standard expense reimbursement policy.

Notwithstanding the provisions of Section 6(b) and (c) of the General Release, solely during the term of this consulting services obligation, the Executive may use and disclose confidential information consistent with practice while an employee of the Company as required in order to fulfill such duties and shall be entitled to maintain possession and access to Company Materials as necessary or appropriate in rendering the foregoing consulting services.

The Executive shall act solely as an independent contractor while performing the above-described consulting services, and nothing herein shall be construed to render the Executive as an employee of the Company while performing such services and the Executive shall not be an agent of the Company or have authority to bind, represent or speak for the Company for any purpose while performing such services. The Executive shall not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and shall not be entitled to any benefits under any such policy or benefit plan, while performing such services.

5. The Executive’s Release of Claims. Pursuant to the terms of the Severance Agreement and as provided herein, the Executive agrees to execute the General Release, the terms of which are incorporated herein by reference. Neither the Company, nor any of its officers or directors shall disparage the Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Executive.

6. Taxes.

(a) To the extent any reimbursements by the Company to the Executive under this Agreement are subject to Section 409A, (i) payments will be made upon receipt of any documentation of such expenses required by the Company, (ii) the expenses eligible for reimbursement in any taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (iii) such reimbursement must be made on or before the last day of the year following the year in which the expenses were incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(b) The parties intend this Agreement to be in compliance with Section 409A. Notwithstanding any other provision of this Agreement, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(c) The Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A. The Executive shall be solely liable and shall hold the Company harmless with respect to any such tax treatment or tax consequences.

7. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to the Executive shall be sent to the last known address in the Company’s records or such other address as the Executive may specify in writing. Notices to the Company shall be sent to Attention: Chair, Board of Directors, Myrexis, Inc., 305 Chipeta Way, Salt Lake City Utah 84108, or to such other Company representative as the Company may specify in writing, with a copy to Jonathan L. Kravetz, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, Massachusetts, 02111.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which the Executive is or was principally involved. The Executive may not assign the Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Utah, without regard to conflicts of law principles.

(f) Entire Agreement. This Agreement and the General Release, together with the other agreements (or sections thereof) specifically referenced herein or therein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof (including, but not limited to, the Severance Agreement); provided however, the Indemnification Agreement dated as of June 2, 2009 between the Company and the Executive shall remain in full force and effect. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the General Release shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the General Release.

(g) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

As set forth in Section 10 of the General Release, the Executive will be given a period of twenty one (21) days within which to consider this Agreement and the General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Agreement and the General Release at any time within this period of time by signing this Agreement and the General Release and returning it to the Company. If the Company does not receive the Executive’s acceptance on or before such date, this Agreement shall terminate and be of no further force or effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ROBERT J. LOLLINI Robert J. Lollini Printed Name /s/ Robert J. Lollini Signature	MYREXIS, INC. Gerald P. Belle, Chairman Printed Name /s/ Gerald P. Belle Signature

EXHIBIT A

GENERAL RELEASE

1. General Release. In consideration of the payments and benefits to be made under that certain Executive Severance and Change in Control Agreement, dated February 1, 2010, as amended on September 9, 2011 (the “Severance Agreement”), and the additional compensation to be paid under the Separation and Consulting Agreement to which this General Release is attached (the “Separation Agreement”), Robert J. Lollini (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Myrexis, Inc. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:

(a) rights of the Executive under this General Release, the Severance Agreement, and the Separation Agreement;

(b) rights of the Executive relating to equity awards held by the Executive as of his Separation Date (as defined in the Separation Agreement);

(c) the right of the Executive to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 in accordance with applicable law;

(d) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party, (iii) the Indemnification Agreement dated as of June 2, 2009 between the Company and the Executive. or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Separation Date in accordance with applicable Company policy; and

(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Separation Date pursuant to applicable Company policy.

2. No Admissions. The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Specific Waiver. The Executive specifically acknowledges that his acceptance of the terms of this General Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. No Complaints or Other Claims. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

6. Conditions of General Release.

(a) Terms and Conditions. From and after the Separation Date, the Executive shall abide by all the terms and conditions of this General Release.

(b) Confidentiality. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case, if permitted under applicable law, the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this General Release). This confidentiality obligation is in addition to, and not in lieu of, any other contractual, statutory and common law confidentiality obligation of the Executive to the Company.

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(c) Return of Company Material. The Executive represents that he has returned to the Company all Company Material (as defined below). For purposes of this Section 6(c), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or Executive benefits.

(d) Cooperation. Following the Separation Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board of Directors and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group.

(e) Nondisparagement. The Executive acknowledges and agrees that he shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the Company or any Company Released Party, including, but not limited to, any statements that disparage in any way whatsoever the Company’s products, services, businesses, finances, financial condition, capabilities or other characteristics.

(f) Ownership of Inventions, Non-Disclosure, Non-Competition and Non-Solicitation. The Executive agrees that for a period of one (1) year following the Separation Date, without the prior written consent of the Company, which consent shall not be unreasonably withheld, Executive shall not, directly or indirectly, (other than on behalf of the Company), do or attempt to do business or otherwise be associated as a proprietor, partner, equity holder, shareholder, employee, agent or otherwise, with any entity that is engaged in the research directed in connection with the use of an Hsp90 inhibitor for the treatment of acute myeloid leukemia; the use of a Nampt inhibitor for the treatment of cancer; or the inhibition of IKK epsilon for the treatment of auto-immune diseases. The Executive expressly acknowledges and agrees that Sections 4, 5, 6 and 7 of his July 1, 2009 employment agreement with the Company (the “Employment Agreement”) are incorporated herein by reference, and shall survive the execution of this General Release in full force and effect pursuant to their terms, except as otherwise set forth herein or in the Separation Agreement.

(g) No Representation. The Executive acknowledges that, other than as set forth in this General Release, the Severance Agreement, and the Separation Agreement, (i) no promises have been made to him and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

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(h) Injunctive Relief. In the event of a breach or threatened breach by the Executive of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

7. Voluntariness. The Executive agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he believes is satisfactory and adequate.

8. Legal Counsel. The Executive acknowledges that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

9. Complete Agreement/Severability. Other than the agreements and/or obligations specifically referenced as surviving herein, this General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10. Acceptance. The Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.

11. Revocability. This General Release shall not become effective or enforceable until seven (7) calendar days after the Executive signs it. The Executive may revoke his acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.

12. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the Executive has executed this General Release as of the date last set forth below.

EXECUTIVE

/s/ Robert J. Lollini	Date: May 11, 2012
Name: Robert J. Lollini

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EXHIBIT B

Letter of Resignation

May 11, 2012

The Board of Directors of Myrexis, Inc.

305 Chipeta Way

Salt Lake City, Utah 84108

Attention: Gerald P. Belle, Chairman

Re:	Resignation as Class I Director

Gentlemen:

I hereby resign as a member of the Board of Directors of Myrexis, Inc., effective as of the close of business on November 15, 2012.

Sincerely,

/s/ Robert J. Lollini
Robert J. Lollini

EXHIBIT C

List of Outstanding Equity as of Separation Date

Option Agreements:

Date of Grant	Shares Exercisable as of the Separation Date*

July 1, 2009	50,000 shares

September 10, 2009	16,500 shares

February 18, 2010	16,500 shares

September 24, 2010	16,625 shares

Date of Grant	Number of Options Scheduled to Vest prior to the Board Resignation Date*	Vesting Date

July 1, 2009	25,000	July 1, 2012
September 10, 2009	8,250	September 10, 2012
September 24, 2010	16,625	September 24, 2012
September 22, 2011	75,000	September 22, 2012
September 22, 2011	75,000	November 15, 2012

*	these options shall be exercisable until November 15, 2013

Restricted Stock Unit Agreements:

Date of Grant	Number of Units Outstanding and Scheduled to Vest prior to the Board Resignation Date	Vesting Date

July 1, 2009	7,000	June 15, 2012

September 24, 2010	5,542	September 24, 2012

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